Change of Trustee Amendment
                                       To The
           Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan


     Whereas, Longview Fibre Company (the "Company") sponsors the Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan (the "Plan") and the Plan and its related trust (the "Trust") are maintained under the Longview Fibre Company Branch Plant Hourly Employees' 401(k) Plan and Trust Agreement, as amended to date (the "Plan Document");

     Whereas, the provisions of the Plan Document relating to the Trustee constitute the trust agreement (the "Trust Agreement") entered into by and between the Company and Barclays Global Investors, National Association ("BGI"), as Trustee of the Trust:

     Whereas, the Plan Document provides that the Company reserves the right to amend the Trust Agreement with the approval of the Trustee:

     Whereas, effective as of August 29, 1997, pursuant to a sale agreement between BGI and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), (i) Merrill Lynch acquired the MasterWorks division of BGI ("MasterWorks") and Merrill Lynch became the successor to the business formerly carried on by BGI through MasterWorks, and (ii) Merrill Lynch and BGI agreed to cooperate to obtain the consents of the MasterWorks clients of BGI to the substitution of Merrill Lynch's affiliated trust companies (including Merrill Lynch Trust Company, FSB, a federal savings bank, chartered under the laws of the United States ("Merrill Lynch Trust")) as successor trustees of their qualified retirement plans maintained through MasterWorks; and

     Whereas, (i) the Company, BGI and Merrill Lynch Trust wish to amend the Trust Agreement in order to reflect the effects of the transaction described in the next preceding paragraph and to facilitate the transition of responsibility for the custody of the Trust assets from BGI to Merrill Lynch Trust, (ii) BGI wishes to resign as Trustee of the Trust, (iii) the Company wishes to appoint Merrill Lynch Trust as successor Trustee of the Trust, and
(iv) Merrill Lynch Trust wishes to accept its appointment as successor Trustee of the Trust;

     Now Therefore, the Trust Agreement is amended, effective as of January 1, 1998 (except as otherwise specified below), as follows:

1. The "Trustee" definition of Section 1 is amended to read as follows:

"Trustee". Merrill Lynch Trust Company, FSB, a federal savings bank, chartered under the law of the United States.

2. The first sentence of the "Jurisdiction and Severability" Section is amended to read as follows:

The Plan and Trust shall be construed, regulated and administered under ERISA and other applicable federal laws and, where not otherwise preempted, by the laws of the State of New Jersey.

3. Effective as of December 31, 1997, (i) BGI hereby resigns as Trustee of the Trust, (ii) the Company hereby accepts such resignation and appoints Merrill Lynch Trust as successor Trustee of the Trust, and (iii) Merrill Lynch Trust hereby accepts such appointment.





4. Effective as of January 1, 1998, or as soon thereafter as is reasonably practicable, the Company agrees that all Plan assets that are to be invested in bearing deposits of the Trustee and/or money market type assets or funds pursuant to applicable provisions of the Plan and Trust shall be invested, except as otherwise directed by the Administrator and agreed by the Trustee, in the CMA Money Fund. The Company hereby acknowledges that it has read and understood the Fund's prospectus.

5. In order to evidence their mutual agreement to the foregoing matters, the Company, BGI and Merrill Lynch Trust, by their respective duly authorized officers or representatives, have executed this Trustee Transition
Agreement and Amendment on the dates indicated below.


Dated: December 11, 1997           Longview Fibre Company

                                        \s\ L.J. Holbrook
                                   By:  L. J. Holbrook
                                        Title:  SR VP Finance


Dated: December 17, 1997           Barclays Global Investors,
                                     National Association

                                        \s\ James R. Sellars
                                   By:  James R. Sellars
                                        Title:  Principal

                                        \s\ Carolyn R. Herman
                                   By:  Carolyn R. Herman
                                        Title:  Managing Director


Dated: January 29, 1998            Merrill Lynch Trust Company, FSB

                                        \s\ Thomas A. Panebianco Jr.
                                   By:  Thomas A. Panebianco Jr.
                                        Title:   Vice President